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Exhibit 10.7

SECOND AMENDED AND RESTATED
TERMINAL STORAGE RENTAL AND THROUGHPUT AGREEMENT

        This Second Amended and Restated Terminal Storage and Throughput Agreement (the "Agreement") is entered into as of the    day of            , 2005 by and among Global Petroleum Corp. (hereinafter referred to as "Global") and Global Companies LLC (for itself and its subsidiary, Glen Hes Corp.) and Global Montello Group Corp. (hereinafter jointly referred to as "Customer"), and amends and restates in its entirety the Amended and Restated Terminal Storage and Throughput Agreement dated as of September 1, 2001 by and among Global and Customer (the "Original Agreement").

        WHEREAS, Global operates the Terminal described in Section 1.3 hereof on real property, title to which is owned by Global and related entities identified as follows: Global South Terminal LLC, Global Revco Terminal LLC and Global Revco Dock LLC (Global and such related entities are sometimes hereinafter referred to collectively as the "Global Terminal Group"). The Terminal excludes those parcels of real estate identified on Exhibit "A" attached hereto and incorporated herein by reference;

        WHEREAS, Customer desires to utilize the entire capacity of the Terminal facilities for terminalling petroleum products as described below, subject to the terms hereinafter set forth; and

        WHEREAS, the Parties are desirous of amending certain terms and provisions of the Original Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the signatories hereto, the Parties hereby agree as follows:

1. Definitions

        In this Agreement the following words have the meanings herein set forth:

        1.1   Product(s) means the type and grades of petroleum products described in Schedule 1.1 attached hereto.

        1.2   Barrel means forty-two (42) U.S. gallons measured in accordance with Section 6.2 hereof.

        1.3   Terminal or Terminal Premises will mean the Global Terminal Group's terminal located at Lee Burbank Highway, Revere, MA, which may include land, dock, storage tanks, truck loading racks, pipes, offices and related facilities, together with modifications or additions thereto, but excluding the office space that is currently leased to Sun Oil Company located at 140 Lee Burbank Highway. The Terminal shall also not include those parcels of real estate identified on Exhibit "A" attached hereto and incorporated herein by reference.

        1.4   Terminalling Services means the acceptance of Product at the Terminal for the account of Customer, interim storage of the Product at the Terminal, maintenance of Product quality, and redelivery of Product via the truck loading rack or, in the case of distillates, via marine dock, at the Terminal into customer-designated trucks or marine vessels, for the account of Customer, together with all necessary record keeping.

        1.5   Throughput means the total volume of Product received by and delivered from the Terminal during a given period.

        1.6   Contract Year means a one year period beginning January 1 and ending the following December 31.

        1.7   Tank capacity for the exclusive benefit of Customer at the Terminal Premises for the throughput of Products is 2,086,740 barrels, as more specifically set forth on Exhibit "B" attached hereto and incorporated herein by reference.

        1.8   Party or Parties means Global and/or Customer and/or their respective successors and permitted assigns, individually or collectively, as the context requires.

2. Services and Facilities

        2.1   Global, at its own expense, will maintain and make such repairs as are necessary to keep the Terminal in good operating condition, normal wear and tear excepted, and in compliance with all applicable laws and ordinances.

        2.2   Global agrees to furnish Customer with Terminalling Services at the Terminal.

        2.3   Global shall not enter into any throughput agreement with any other persons, companies or corporations with respect to the Terminal and the Product stored therein.

3. Operations

        3.1   Customer will provide to Global at the address set forth in Section 23.1 or at such other address as Global shall designate by written notice to Customer, with written monthly forecasts of Product off takes and deliveries by the 15th day of the month preceding that of the scheduled activity to enable Global to plan inventories and throughputs. Further, Customer shall give Global at least ten (10) days' advance written notice of each five day period during which Customer expects any delivery or receipt to take place and, in addition, give Global at least 72, 48 and 24-hours advance notices of the estimated time and arrival of all vessels scheduled for berthing at the Terminal. If such notices are not given, Global shall have no liability for demurrage charges or other damages as a result of the detention of any Product or vessel which is not afforded with tankage or a berth on arrival unless the delay is due to Global's failure to provide the facilities for deliveries as specified herein. The ten (10) day advance written notice shall include the following information:

  1)
  Vessel Name

  2)
  Product(s)/specifications

  3)
  Volume(s) to be discharged/loaded

  4)
  Estimated time of arrival

  5)
  Vessel particulars (draft, length, beam and any other particulars as requested.)

  6)
  Agent

  7)
  Loading point within two working days of receipt of above information

Global will confirm or reject the nomination. If Global rejects the nomination because of berthing conflicts, Global shall offer an alternative berthing time.

        3.2   Global shall deliver Product for Customer's account into tank transport trucks, designated by Customer during regularly scheduled hours as determined by agreement of Customer and Global. Upon receipt of orders from Customer, Global shall be governed in all aspects by Customer's instructions with regard to loading tank transport trucks, and/or barges furnished by Customer.

        3.3   Global agrees to hold Customer's inventory for Customer's account.

        3.4   Global agrees to provide a suitable berth and dock facility at the Terminal so that Customer may receive Product into storage or load Product (except gasoline, until such time as (i) marine vapor recovery equipment has been installed, and (ii) the right to use same has been fully permitted by legal authorities) from storage. Global only warrants the berth will safely accommodate vessels of a length overall not exceeding 660 feet and having a bow to center manifold distance not exceeding 330 feet. Within these limitations, vessels with a maximum extreme breadth of 90 feet, and with a maximum draft of 36 feet, may safely berth at the Global dock. Global shall not be liable for any damage suffered by such vessel as a result of striking objects or grounding in the berth, or for oil pollution resulting therefrom not caused by the failure of Global to perform hereunder. Customer agrees to defend, indemnify and save harmless Global against any and all claims of liability resulting therefrom. Global shall not be responsible for any such costs or damages incurred by any such vessels in having to vacate the berth whether or not the reason for vacating the berth is due to Global's inability for any cause to receive the Product or otherwise. All duties and other charges on the vessel not caused by the failure of Global to perform hereunder, including without limitation, those incurred for tugs and pilots, other port costs and taxes on freight, shall be borne by Customer. Customer or its marine vessel operator shall be responsible for providing line handling personnel for Customer's vessel tie-up and release from mooring dolphins whenever dolphin mooring is required, all at Customer's sole risk and expense. Customer shall provide dock personnel for tie-up and release of all vessels at dock mooring points, and to make hose connections to the vessel's manifold, all at Customer's sole risk and expense. After mooring, the vessel shall then be responsible for tending mooring lines to keep the vessel adequately moored at all stages of tide. When unloading a Customer's vessel, the Product shall be pumped into storage at the Terminal by the vessel and at Customer's expense. Furthermore, Customer assumes full responsibility for any proven damage sustained by Global at or near the Terminal arising out of the negligent or improper operation of tows, barges, tankers or any other waterborne craft, either owned, operated or nominated by Customer, its agents, suppliers or customers not caused by the failure of Global to perform hereunder. Global assumes full responsibility for any proven damages sustained by Customer at or near the Terminal dock arising out of the negligent or improper operation of dock facilities operated by Global or its agents.

        3.5   Global shall berth, handle and sail barges arriving to unload Product for Customer on an "as available" basis. Said berth shall have loading and unloading connections to receive or redeliver Product (with the exception of loading gasoline, until such time as (i) marine vapor recovery equipment has been installed, and (ii) the right to use same has been fully permitted by legal authorities) into or from assigned tankage. Pier facilities to load or unload Product shall be available during regularly scheduled hours, as determined by Global, and Customer agrees its vessels shall immediately vacate the berth after the loading or unloading of Product, subject to the Master's approval based upon acceptable operating conditions.

        3.6   Global does not guarantee a minimum discharge/loading rate for vessels and will not accept or pay any demurrage charges or other damages for delay except and to the extent such charges or damages arise from the (i) failure of equipment operated by Global, or (ii) negligent acts or omissions of Global, its agents, servants or employees or by reason of Global's failure to perform its obligations hereunder.

        3.7   If Global, in its sole discretion, determines that any Customer designated marine vessel or barge nominated to receive or discharge at the Terminal presents a safety, health or environmental hazard, or is in any way significantly incompatible with the dock facilities, or is not in a fully seaworthy condition, properly manned, equipped and safe with hull, pipes and pumps tight, staunch and strong or in compliance with all federal, state, port and Terminal regulations including but not limited to the U.S. Port and Tanker Safety Act of 1978 and any applicable regulations promulgated thereunder, the International Convention for the Prevention of Pollution from Ships (MARPOL 1973) and the 1978 protocol thereto, as applicable, it will so notify Customer at the earliest opportunity, and it will have the right to refuse such marine vessel or barge access to the dock, or, if docked, to require the marine vessel or barge to be removed promptly. Customer will direct the marine vessel's or barge's master will immediately comply with any such request by Global. Any delays, losses or expenses arising as a result or failure to comply with this Section shall be for Customer's account, and Global shall not be liable for any demurrage or other damages for delay caused by vessel/barge's failure to comply.

        3.8   All marine vessels or barges utilized by Customer for receipt and/or delivery of its Product at the Terminal will be compatible with all Terminal facilities. In the event that Global deems it necessary or desirable at any time to modify the Terminal facilities, all Terminal equipment utilized for Customer's account, other than equipment owned or leased by Customer, will be modified at Global's expense, in accordance with Global's specifications. Global will not be responsible for any modifications of Customer's designated marine vessels or barges, which, if necessary, will be modified at Customer's sole expense to be compatible with all modified Terminal facilities. Global will provide Customer prior written notice of such modifications not less than sixty (60) days prior to the effective date of such modifications or changes.

4. Term of Agreement

        Subject to the provisions of Sections 17.2, 18.2, 19 and 25.2 hereof, the Initial Term of this Agreement shall be for a period commencing on December 21, 1998 and terminating on December 31, 2013 (hereinafter called the "Initial Term"). After the Initial Term of this Agreement, the Agreement shall continue for successive one (1) year terms unless Customer or Global gives the other Party not less than ninety (90) days written notice of termination prior to expiration of the Initial Term or, if applicable, any additional one-year term.

5. Charges, Payments, Terms

        5.1   From December 21, 1998 to June 20, 1999 Customer shall pay a monthly Throughput charge to Global of $668,426 ($0.30 × 2,228,087). From June 21, 1999 to December 20, 1999 Customer shall pay a monthly Throughput charge to Global of $557,022 ($0.25 × 2,228,087). From December 21, 1999 to August 31, 2001, Customer shall pay a monthly Throughput charge to Global of $445,617 ($0.20 × 2,228,087). From September 1, 2001 to December 31, 2003, Customer shall pay a monthly Throughput charge to Global of $605,155 ($0.29 (the "Per Barrel Rate") × 2,086,740). Commencing January 1, 2004 and thereafter on January 1 of each successive Contract Year during the Initial Term and each applicable additional year (if any), the Per Barrel Rate shall be subject to adjustment as follows: Said Per Barrel Rate (as adjusted from time to time, the "Adjusted Per Barrel Rate") shall be that amount equal to (i) the Per Barrel Rate for the just expired Contract Year plus (ii) the percentage increase (if any) of the Consumer Price Index, All Urban Consumers (CPI-U) Region 1, Boston Index, comparing the indices for January of said just expired Contract Year and January of the then current Contract Year (the "Inflation Adjuster"). Said Inflation Adjuster is based upon the current CPI reference base and shall be adjusted as the Bureau of Labor Statistics periodically adjusts its Consumer Price Index reference base. In the event of the discontinuance of the Consumer Price Index during the Initial Term or any additional year thereafter of this Agreement, the inflation adjuster to be used for purposes of this Agreement shall be a mutually agreed upon inflation indicator, or, if the Parties are unable to agree, an inflation factor determined by a neutral arbitrator selected in accordance with Exhibit "C". Upon calculation of said Adjusted Per Barrel Rate, the Customer shall pay, for the applicable Contract Year, a monthly Throughput charge in that amount equal to the (x) then Adjusted Per Barrel Rate multiplied times (y) 2,086,740. Regardless of the CPI calculation contemplated by this Section 5.1, in no event shall the Adjusted Per Barrel Rate for any Contract Year from and after 2004 be less than twenty-nine cents ($0.29). The Adjusted Per Barrel Rate for the Contract Year commencing January 1, 2005 is $0.30.

        5.2   Without duplication for charges therefor, all third party charges including but not limited to booming, line handling, environmental and other taxes (other than income taxes and real estate taxes or assessments, which will be paid in accordance with Section 14.2 below), insurances, dying of Product, etc. will be for Customer's account. For purposes of identifying specific inclusions to be paid by Customer with respect to the foregoing, as of the date hereof, Global's reasonable and necessary costs for security measures imposed at the Terminal as directed by Customer, at the request of governmental authorities or otherwise by regulatory mandate directly in response to terrorism or threats thereof shall be for the account of Customer. Said items identified in the immediately preceding sentence are not exhaustive of all such charges.

        5.3   Customer shall pay to Global, in addition to any monthly Throughput charge, 75% of any increases in insurance premiums with respect to those policies and coverages identified on Exhibit "D" attached hereto and incorporated herein by reference (pro rated with respect to any portion of a year in which the term of this Agreement begins or ends), over and above the premiums incurred with respect to the applicable coverage period (the "Base Insurance Period") after adjustment by the applicable Inflation Adjuster. Said amount shall be due and payable to Global within ten (10) days after Global makes and provides evidence of the payment thereof to Customer (which evidence shall include a copy of the then current insurance premium invoice and the corresponding premium from the Base Insurance Period)

        5.4   All amounts owed by Customer to Global hereunder shall be payable in accordance with Sections 5.1, 5.2 and 5.3. Customer shall pay interest on all past due amounts hereunder, calculated at the prime rate set by JP Morgan Chase for each calendar day or part of a calendar day beyond the due date.

        5.5   Failure of Customer to comply strictly with the material terms of this Agreement shall be cause for Global to suspend further shipments and deliveries under this Agreement for so long as such failure continues without liability for any damages occasioned by said suspension.

        5.6   Except as may be prohibited by the terms and conditions of Customer's financing agreements with its lender(s), Customer hereby grants to Global a security interest in all Product stored by Customer at the Terminal to secure payment of all monetary obligations of Customer to Global pursuant to this Agreement. If and when Customer fails to pay any amounts due to Global hereunder, Global shall have all of the rights and remedies of a secured party, and Customer shall have all of the obligations of a debtor, under the Uniform Commercial Code as in effect in the jurisdiction where the Terminal is located.

6. Quantity

        6.1   Global agrees to furnish Customer with Product storage. Global shall not loan, exchange, or use (directly or indirectly) for its benefit or for the benefit of any other user at the Terminal or otherwise, Customer's Product without the prior written consent of Customer.

        6.2   All quantity determinations herein shall be corrected by 60 degrees F and shall be measured in U.S. gallons of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel in accordance with the latest supplement or amendment to ASTM-IP Petroleum Measurement Tables (ASTM designation D1250) Table 6B.

        6.3   Unless otherwise specified, quantities delivered (a) into or from tankers or barges shall be measured by Terminal tank gauges and (b) into or from transport trucks shall be measured by calibrated meters, or calibration tables when meters are not available.

        6.4   Upon delivery of Products to Global's storage as provided in Section 11.2 hereof, by Customer or any carrier for Customer's account, Global shall be solely responsible for all loss (other than loss of Product), damage or injury to persons or property arising out of possession of such Products, except for such as may be caused by the negligence or willful misconduct of Customer or Customer's agents, or by failure of Customer or Customer's agents to observe or perform Customer's obligations hereunder.

        6.5   In the event independent inspectors are used by Customer, the cost of these inspectors will be at Customer's sole expense.

7. Product Gains and Losses

        7.1   Subject to the provisions of Section 7.2, Customer will assume gains and losses based on Customer's Throughput of all Products, (corrected to 60 degrees F.). Actual variations will be reported by Global and added/deducted monthly from Customer's inventory through book inventory adjustments.

        7.2   Product loss determinations under this Section will be based on book inventory as shown on Global's books and records at the time of loss.

8. Records

        8.1   Global will furnish to Customer, on a monthly basis, a statement of activity for the prior month as relates to Customer's Product. Global will complete and deliver to Customer copies of such records as are required for the proper accounting of Product handled under the terms of this Agreement.

        8.2   Customer shall have 20 days from receipt of the monthly statement to review and advise of apparent discrepancies, if any. Global then shall have 30 days to either adjust its records or provide documentation to support the quantities delivered or received. Customer will have the right to audit, at its cost and expense and during ordinary business hours, the accounting records and other pertinent documents which relate to Terminalling Services provided for Customer's Product under this Agreement and to take physical inventory, if required in Customer's opinion, to verify the related inventory records. Global will retain these records and documents so to be available to Customer for audit for a period of 13 months.

        8.3   Global will ensure that all billings and reports rendered to, and financial settlements made with, Customer pursuant to this Agreement will be complete and accurate. Global will notify Customer promptly upon discovery of any mistakes and inaccuracies in any billing, report or financial settlement previously submitted to Customer.

        8.4   Global will forward all inventory reconcilations, daily paper (including dispatch bills of lading) and monthly invoices to:

    Global Companies LLC
    800 South Street, Suite 200
    P.O. Box 9161
    Waltham, MA 02454-9161
    Attn: D.J. Donovan

        8.5   Customer will return all statements, all reconciliations and related paperwork to:

    Global Petroleum Corp.
    800 South Street, Suite 200
    P.O. Box 9161
    Waltham, MA 02454-9161
    Attn: CFO

9. Quality

        9.1   Customer agrees that the quality of all Products received into storage by Global for Customer's account will meet or exceed industry minimum Product specifications. Product quality will be verified by an independent inspector's analysis prior to discharge into Global's Terminal and the cost of such analysis will be borne by Customer.

        9.2   Customer shall furnish Global with the independent inspector's analysis prior to Global's receipt of any Product. Global reserves the right to refuse to accept any Product into storage unless Global has previously received an independent inspector's analysis satisfactory to Global.

10. Heat

        10.1 Customer will provide #2 oil used for Terminal to maintain minimum Product temperature as required. To determine said quantity, the actual amount of #2 oil used will be based on a physical gauge of the boiler tank at the beginning of each month, plus receipts into the boiler tank, minus the ending inventory in the boiler tank at month's end. The amount of oil used will be deducted monthly from Customer's inventory.

11. Title and Custody

        11.1 Customer represents and warrants to Global that Customer has and will have good and marketable title to all Product delivered to the Terminal, free and clear of all liens and other encumbrances. Title to Customer's Product stored at the Terminal shall remain in Customer and shall be free and clear of all liens and encumbrances, other than the security interest of Global hereunder.

        11.2 Global will be deemed to have custody of Product delivered by Customer at the time it passes through the flange connection between the delivery line and Global's receiving line. Delivery of Product by Global to Customer for its account will occur when (a) it passes between Global's truck rack delivery line and Customer's designated trucks and (b) it passes between Global's dock line flange and the marine vessel's receiving hose or the marine vessel's manifold if Terminal hoses or load arms are used.

        11.3 Upon delivery of Product to Customer or its agents for Customer's account, Customer will thereafter be solely responsible for compliance with all governmental rules and regulations pertaining to such Product, and will be solely responsible for all claims, losses, damages, or injuries to persons or to property arising out of the transportation, possession or use of such Product, except for such as may be caused by the negligence of Global, its agents or employees. In no event will Global be liable for any incidental or consequential damages or injuries arising from the use of such Product, or for the failure of such Product to comply with any governmental rule or regulation.

12. Reservation of Right to Throughput for or Exchange with Third Parties

        12.1 Global shall not enter into new throughput and/or exchange agreements with third parties relating to the Terminal during the term of this Agreement.

        12.2 Customer may not enter into any throughput, exchange agreements or other product agreements of any kind or nature with third parties relating to the use of the Terminal as contemplated by the Agreement without Global's prior approval, which approval shall not be unreasonably withheld and shall be limited to ensuring that Global be the beneficiary of indemnification provisions in form and content reasonably satisfactory to Global from said third parties.

13. Intentionally deleted.

14. Taxes

        14.1 Customer will pay any and all taxes (other than income taxes), charges and/or assessments on the Product of Customer covered under this Agreement and levied against the storage, handling, transportation, use, or ownership of such Product, or upon the Terminalling Services provided hereunder, which Global may be required to pay or collect pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective. Any and all taxes (other than income taxes), charges and/or assessments on any improvements made by or for and at the request of Customer under the terms of this Agreement will be paid by Customer on demand of Global.

        14.2 During the Contract Year commencing on January 1, 2006, and during each successive Contract Year of the Initial Term and each applicable additional year (if any) thereafter, Customer shall pay to Global an amount equal to the amount that the real estate taxes and/or assessments assessed on or against the Terminal Premises by the City of Revere for each tax period exceed the real estate taxes and/or assessments assessed on or against the Terminal Premises for the corresponding tax period during the City of Revere's 2005 fiscal year. Said amounts shall be due and payable to Global within ten (10) days after Global makes and provides evidence of the payment thereof to Customer (which evidence shall include a copy of the then current real estate tax invoice and the corresponding invoice from the 2005 fiscal year).

        14.3 The Parties hereby acknowledge that the Terminal (including any modifications subsequent to the execution of this Agreement) is legally and beneficially owned by Global and the related entities identified on the first page of this Agreement. Accordingly, Global will be entitled to claim all tax depreciation and investment tax credit for all Terminal property and facilities, and Customer shall make no claim to any such depreciation or investment tax credit.

        14.4 If claim is made against Global for any such tax (other than income taxes), fee, or charge not now in effect, Global will, at Customer's expense, take such action as Customer may reasonably direct to a challenge or opposition to such asserted liability and any payment by Global of such tax, fee, or charge will be made under protest, if protest is required and proper.

15. Insurance

        15.1 Customer will be responsible for all losses of Product caused by its negligence or willful misconduct or that of its agents, employees or authorized representatives. Global will be responsible for all losses of Product while in its custody caused by its negligence or willful misconduct or that of its agents, employees or authorized representatives. All losses of Product caused by the act of a third party or an act of God or other catastrophic event beyond the control of either Party will be shared in proportion to each Party's share of ownership of the Product. Customer shall bear all risk of loss for the Products of Customer in storage with Global at the Terminal, and shall be solely responsible for obtaining any insurance with respect such losses for which it is responsible, except as provided above in this Section 15.1.

        15.2 During the term of this Agreement, both Parties shall carry Worker's Compensation, Employer's Liability insurance and any other legally required employer's insurance in accordance with and meeting all requirements of applicable local, state and federal law. Such liability insurance will be provided with limits of not less than One Million Dollars ($1,000,000) each accident and One Million Dollars ($1,000,000) each employee, One Million Dollars ($1,000,000) per policy year for bodily injury by disease.

        15.3 During the term of this Agreement, both Parties shall, each at their own expense, carry Commercial General Liability insurance including, without limitation, coverage for Contractual Liability and Sudden and Accidental Pollution Liability. Such coverage shall insure each Party and name the other as an additional insured for injury and death to persons and damage to property including Pollution Liability arising out of the operations of each hereunder. Such coverage shall be in an amount not less than One Million Dollars ($1,000,000) combined single limit per occurrence.

        15.4 During the term of this Agreement, Customer shall, at its own expense, carry Automobile/Truck Liability insurance covering bodily injury and death and property damage to third parties arising out of the ownership, operation, maintenance, use, loading and unloading of vehicles said Automobile/Truck Liability insurance shall cover all owned, non owned and hired vehicles used by Customer/Carrier including Contractual Liability and Sudden and Accidental Pollution Liability protection via a buyback endorsement in amounts not less than a combined single limit for bodily injury and property damage of One Million Dollars ($1,000,000) per accident or occurrence.

        15.5 During the terms of this Agreement, Customer shall provide excess coverage for the insurance required in Sections 15.2, 15.3 and 15.4 in the form of Umbrella Liability insurance for Employers Liability, Commercial General Liability, Automobile/Truckers Liability and Pollution Liability, and Global shall provide excess coverage for the insurance required in Sections 15.2 and 15.3 in the form of Umbrella Liability insurance for Commercial General Liability and Pollution Liability, in an amount not less than Ten Million Dollars ($10,000,000) per accident or occurrence.

        15.6 Prior to any renewal of this Agreement, each Party shall provide the other Party with certificates of insurance evidencing the issuance of the required policies and stating that they are in force and that such policies will not be cancelled or materially changed without thirty (30) days' prior written notice to the other. Customer's insurance policies referenced in Sections 15.3 and 15.5 shall name Global as additional insured and be obtained from companies satisfactory to both Parties.

        15.7 Both Parties shall, to the extent reasonably possible, obtain the liability insurance required hereunder on an occurrence basis rather that a claims-made basis. In the event coverage is provided on a claims-made basis, both Parties shall, prior to the commencement of the Original Terminal Agreement, provide each other with satisfactory evidence that the retroactive date of the claims-made policy is prior to the date of commencement of the Original Terminal Agreement and that the then remaining aggregate amount of coverage is and will be sufficient to meet the minimum amount of coverage required hereunder.

16. Indemnity

        16.1 Customer unconditionally, irrevocably and absolutely agrees to protect, defend, indemnify and hold harmless Global and Global's subsidiaries and affiliates, and its and their present and future directors, direct and indirect shareholders, officers, employees, agents, attorneys, representatives, heirs, personal representatives, successors and assigns (collectively the "Global Indemnitees") from any and all losses, penalties, fines, liabilities (including strict liability), costs, damages and expenses, including reasonable attorneys' fees and consultants' fees, any of which are incurred, paid or sustained at any time by any of the Global Indemnitees in connection with, arising out of, based upon, relating to or otherwise involving: (i) any blending activities performed at and in accordance with Customer's direction; (ii) any breach by Customer of any of its representations and warranties under this Agreement; or (iii) failure by Customer to observe or perform any of the terms or conditions of this Agreement to be observed or performed by it; provided, however, that this indemnity shall not apply to losses, penalties, fines, liabilities, costs, damages and expenses to the extent arising out of Global's or its agents' negligent performance of, or negligent failure to perform, its responsibilities under this Agreement.

        16.2 Global shall defend and indemnify Customer and Customer's subsidiaries and affiliates, and its and their present and future directors, direct and indirect shareholders, officers, employees, agents, attorneys, representatives, heirs, personal representatives, successors and assigns against all claims, demands, liabilities and expenses (including reasonable attorneys' fees) arising out of or in connection with: (i) any breach by Global of any of its representations and warranties under this Agreement; (ii) failure by Global to observe or perform any of the terms or conditions of this Agreement to be observed or performed by it; or (iii) the injury or death of any and all persons or the damage to any property caused by the performance of Global's obligations under this Agreement, provided, however, that this indemnity shall not apply to losses, penalties, fines, liabilities, costs, damages and expenses to the extent arising out of Customer's or its agents' negligent performance of, or negligent failure to perform, its responsibilities under this Agreement.

        16.3 The Parties recognize that there is some overlap among their respective shareholders, directors, officers, agents and other representatives (collectively, "Party Representatives"). In this regard, the Parties understand and agree that the agreements to defend and indemnify a Party

Representative extend only to a Party Representative in his or its capacity as a shareholder, director, officer, agent or other representative of a Party.

17. Assignability

        17.1 This Agreement will be binding upon and shall inure to the benefit of the successors and assigns of the Parties. Neither Party shall assign its interest in this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

        17.2 Any attempted assignment prohibited by Section 17.1 above will be void and without effect and will be ground for termination of this Agreement.

18. Force Majeure

        18.1 Neither Party will be responsible for damages caused by delay or failure to perform its obligations in whole or in part hereunder (other than its obligation to make payment hereunder, if such delay or failure is attributable to a storm, flood, or other act of God; strike, lockout or other labor dispute; riot; civil disorder; explosion; fire; act of war or compliance with an order or rule or regulation of any governmental authority; sabotage; accident; breakdown; delay in transportation; or other cause beyond the control of the affected Party, whether or not similar to those enumerated above, all of which will be considered events of force majeure. Acts of God included in Section 18.1 do not apply to uninsured losses of Customer's Product, which losses will be treated as provided in Section 7.

        18.2 The Party affected by an event of force majeure will make all reasonable efforts to remove the event of force majeure or mitigate its effect; however, it is understood and agreed that the settlement of any strike, lockout, or other labor dispute will be entirely within the discretion of the Party involved in such dispute. The term of the Agreement will be extended for a period of time equal to the length of the interruption cause by the event of force majeure; however, in no event will such period of extension be for more than six (6) months. If an event of force majeure continues for a period of more than six (6) consecutive months, the Party that is not affected by such event shall have the right to terminate this Agreement on sixty (60) days' prior written notice.

19. Damage or Destruction of the Terminal

        19.1 The Terminal consists of several discrete facilities including the storage tanks, the truck loading rack, the dock, and pipeline ingress and egress facilities. If any of these facilities becomes damaged or destroyed and, as a result of such damage or destruction, Global's ability to provide any or all of the Terminalling Services is substantially impaired, Global will have no obligation to rebuild the facility, notwithstanding any provision of this Agreement to the contrary.

        19.2 If such damage occurs and, as a result thereof, storage capacity at the Terminal is reduced to less than 600,000 barrels for a period of more than 9 months, then Customer shall have the right to terminate the Agreement. In all other instances of such damage, Global will notify Customer in writing within forty-five (45) days of such occurrence, whether the damaged facility will be rebuilt, and in the event of rebuilding, the expected date of completion. Charges and Payments pursuant to Section 5 of the Agreement shall be proportionate to the reduction in storage capacity verified as a result of the damage or destruction while the Terminal is being rebuilt or repaired

        19.3 This Agreement shall continue in force upon the completion of such rebuilding, and the term of this Agreement shall be extended by a period equal to the time required to complete the rebuilding.

        19.4 Should Global give Customer written notice of its intention not to rebuild any damaged or destroyed facility, and provided that the storage capacity of the Terminal is less than 600,000 barrels, Customer's sole remedies shall be a reduction in the Charges and Payments pursuant Section 5 proportionate to the reduction in storage capacity verified as a result of the damage or destruction or to terminate this Agreement upon 30 days' notice.

20. Environmental Liability

        20.1 In the event of any Product spill or other environmentally polluting discharge at or about the Terminal Premises, the costs of containment and clean-up and/or any resulting liability for such spills or discharges shall be the responsibility of each party whose negligence caused such spill or discharge in proportion to the percentage of negligence attributable to such party. Customer shall be liable for any negligence by the operator of Customer's receiving or delivering vessel or vehicle.

        20.2 In the event of any Product spill or other environmentally polluting discharge caused by Customer or Customer's agent, Global is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Global or required by any governmental authority and shall notify Customer promptly of such operations. In the latter event, Customer shall comply with all relevant and applicable federal, state and local governmental requirements, guidance, orders, rules, regulations and statutes, including health and safety procedures and clean-up standards. Customer may, at Customer's option, either assume responsibility for the containment or clean-up operations or allow Global to complete such operations. In either event Global shall have, the right, at its option, to participate in all such containment and clean-up operations. If Global undertakes any containment or clean-up operations, Customer shall reimburse Global for its share of such costs and liabilities together with interest on any past due monies, at the rate provided in Section 5.3.

        20.3 Global and Customer shall cooperate for the purpose of obtaining reimbursement in the event that a third party shall be legally responsible for costs or expenses borne by Customer and/or Global under this Section 20.

21. Rights of First Refusal

        21.1 If, during the Initial Term or any additional year thereafter of this Agreement, Global receives a bona fide offer to purchase all or any portion of the Terminal or Terminal Premises, and Global desires to accept such offer, Global shall first submit to Customer a copy of such offer with full disclosure of all terms and provisions thereof. Customer will have twenty-one (21) days following receipt thereof in which to notify Global in writing of its election to match the third party offer to purchase all or such portion of the Terminal or Terminal Premises. If Customer does not elect to match such third party offer, Global may proceed to enter into a purchase and sale agreement with said third party, upon substantially the same terms and conditions previously disclosed to and rejected by Customer. Customer thereafter waives all rights to the purchase of all or such portion of the Terminal or Terminal Premises, as applicable, provided that Global and the said third party consummate the purchase of all or such portion of the Terminal or Terminal Premises pursuant to the aforementioned purchase and sale agreement. In the event Global and the said third party terminate their purchase and sale agreement without consummating the purchase and sale of all or such portion of the Terminal or Terminal Premises, Customer's rights to match a third party offer under this Section 21.1 shall again become effective.

        21.2 If, during the Initial Term or any additional year thereafter of this Agreement, Global receives a bona fide offer to lease all or any portion of the Terminal or Terminal Premises, and Global desires to accept such offer, Global shall first submit to Customer a copy of such offer with full disclosure of all terms and provisions thereof. Customer will have twenty-one (21) days following receipt thereof in which to notify Global in writing of its election to match the third party offer to lease all or such portion of the Terminal or Terminal Premises. If Customer does not elect to match such third party offer, Global may proceed to enter into a lease agreement with said third party, upon substantially the same terms and conditions previously disclosed to and rejected by Customer. Customer thereafter waives all rights to lease all or such portion of the Terminal or Terminal Premises, as applicable, for the lease period (as extended, if applicable) set forth in the aforementioned lease agreement, provided that Global and the said third party enter into the aforementioned lease agreement. Upon failure to consummate or termination of the lease agreement between Global and such third party, Customer's rights to match a third party offer under this Section 21.2 with respect to the previously leased Terminal or Terminal Premises, or applicable portion thereof, shall again become effective.

        21.3 Customer's rights of first refusal under Sections 21.1 and 21.2 above shall survive the termination of this Agreement and expire at 5:00 p.m. on September 30, 2014.

22. Compliance with Laws and Safety Regulations; Employees

        22.1 Each Party represents and warrants that, to the best of its knowledge, none of the Products covered by this Agreement is derived or manufactured from crude petroleum or gas which was produced or withdrawn from storage in violation of any applicable federal, state or other governmental law, or in violation of any applicable rule, regulation or order. Each Party represents and warrants that to the best of its knowledge, Product composition satisfies all specifications established by federal, state and local governmental authorities. Each Party represents and warrants that, to the best of its knowledge, that the Products covered by this Agreement are produced in accordance with the Walsh-Healey Act and in accordance with the Fair Labor Standards Act of 1938, as said acts have been amended, and that all trucks, tanks and other equipment employed by it in connection with this Agreement are and will be constructed, operated and maintained in accordance with applicable legal requirements. Each Party agrees to comply with all other applicable statutes, rules, regulations, orders and directives.

        22.2 Customer shall comply and cause Customer's employees, agents and other representatives entering on the Terminal Premises to comply with all safety and health regulations of Global, provided Global provides Customer with written copies of such regulations and applicable provisions of federal, state or local safety laws, rules, regulations or orders. Global, however, will not be required to supervise Customer nor shall Global be held responsible for Customer's compliance with any safety or health rules, laws, regulations or orders.

        22.3 Global shall have the right from time to time to specify gates or entrances for use by all employees, agents and authorized representatives of Customer.

        22.4 No Customer employee, agent, or authorized representative will be deemed to be an employee of Global for any purpose, nor shall any employee, agent or authorized representative of Global be deemed to be an employee of Customer for any purpose.

23. Notice

        23.1 Except as otherwise specifically provided herein, any notice, demand or other communication required or permitted to be sent to Global under the terms and conditions of this Agreement, will be sufficient if personally served, sent by confirmed facsimile transmission or if posted by certified United States mail addressed to:

    Global Petroleum Corp.
    P.O. Box 9161
    800 South Street, Suite 200
    Waltham, MA 02454-9161
    Attn: CFO
    Facsimile: 781-398-4232

or to such substitute address as may from time-to-time be designated in writing.

        23.2 Any notice, demand or other communication required or permitted to be sent to Customer under the terms and conditions of this Agreement will be sufficient if personally served, sent by confirmed facsimile transmission or if posted by certified United States mail, addressed to:

    Global Companies LLC
    P.O. Box 9161
    800 South Street, Suite 200
    Waltham, MA 02454-9161
    Attn: D. J. Donovan
    Facsimile: 781-398-4160

or to such substitute address as may from time-to-time be designated in writing.

        23.3 All notices served pursuant to this Section will be deemed received upon personal service or 96 hours after posting to the proper address with all charges prepaid.

24. Waiver

        24.1 No waiver by Global or Customer of any default of the other and no failure or delay in exercising any right or remedy under this Agreement will operate as a waiver of any future default whether of like or different character or exclude any future exercise of such right or remedy.

25. Default and Termination

        25.1 Each of the following will constitute an event of default hereunder:

    A.
    Failure to comply fully with any of the terms or conditions hereof;

    B.
    Any breach of a representation or warranty hereunder; or

    C.
    Adjudication of insolvency or bankruptcy under any insolvency or bankruptcy law or an assignment for the benefit of creditors or an appointment of receiver of Customer or of its assets.

        25.2 The defaulting Party will have ninety (90) days to cure any default under clause A or B following receipt of written notice from the nondefaulting Party. If such default is not cured within said ninety (90) day period, the nondefaulting Party will have the right to terminate this Agreement by written notice.

        25.3 In the event of termination by either Party for any reason, or upon the expiration of this Agreement, Customer will remove all of its Product at the Terminal and any additive or other equipment on the Terminal Premises within (30) thirty days of termination or expiration, and pay all charges as provided in this Agreement. Any Product or additive or other equipment remaining at the Terminal after such date may be removed by Global without liability. Customer will bear all costs of removal, including, but not limited to, transportation, storage, inspection, booming and disposal.

26. Whole Agreement

        This Agreement, including all exhibits and schedules hereto, embodies the whole Agreement of the Parties and supersedes any and all previous written or oral agreements, understandings and negotiations.

27. Compliance with Executive Orders

        If this contract is subject to Executive Order 11246, as amended, a copy of Certificate of Compliance is made a part hereof and either is attached hereto for signature and return or has been previously filed. To the extent required by applicable laws and regulations, this contract also includes and may be subject to Executive Order 11738 requiring a Certificate of Compliance with Environmental Regulations, Executive Order 11625 requiring a Certificate of Compliance with Minority Business Enterprises Regulations, and the Small Business Act and the Small Business Investment Act of 1958, as amended, and to the affirmative action clauses concerning disabled veterans and Veterans of the Vietnam era and employment of the handicapped. The appropriate clauses are incorporated herein by reference.

28. Governing Law

        This Agreement shall be subject to and governed by the laws of the Commonwealth of Massachusetts, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another jurisdiction.

29. No Agency

        The subject matter of the Agreement is the receipt, storage, withdrawal and exchange of the Products identified herein. There is no agency, partnership or joint venture being created by the existence of this Agreement. Neither Party shall represent itself to be the agent, servant or partner of the other.

30. Eminent Domain

        If Global's use of all or any substantial part of the Terminal Premises for the storage and handling of the Products shall be restrained or enjoined by court order, or restricted or terminated by any governmental or regulatory authority, or the Terminal or any signification portion of the Terminal Premises is condemned for public use, Global shall notify Customer thereof and either Party may terminate this Agreement by giving written notice to the other Party within ten (10) days after the effective date of said restraint, injunction, restriction, termination or condemnation. If the restraint or condemnation affects only a portion of the Terminal Premises and reduces the capacity of the Terminal, Customer's maximum and minimum Throughput and payment obligations shall be adjusted accordingly or Customer may terminate this Agreement by giving written notice to Global. In the event the Terminal Premises or any part thereof are condemned for public use, all compensation and damages of any type whatsoever awarded for such condemnation, whether whole or partial, shall belong to and be the property of Global except that Customer shall have the right to claim and recover from the condemning authority, but not from Global, such compensation as may be separately awarded or recoverable by Customer in Customer's own right on account of any and all damage to Customer's business by reason of such condemnation and for or on account of any cost or loss to which Customer might suffer in removing Customer's Products and equipment; provided, however, such claim shall not diminish or otherwise adversely affect Global's award.

31. Amendment or Modification

        This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that Customer may not, without the prior approval of the Conflicts Committee of Global Partners LP, agree to any amendment or modification of this Agreement that Global Partners LP's General Partner determines will adversely affect the holders of Global Partners LP's Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GLOBAL PETROLEUM CORP.
ATTEST	BY:

DATE:

GLOBAL COMPANIES LLC
ATTEST	BY:

DATE:

GLOBAL MONTELLO GROUP CORP.
ATTEST	BY:

DATE:

2nd Amended and Restated Throughput Agreement
08.23.05

EXHIBIT "A"
Excluded Real Estate

        1.     The parcel located at and known as 96 Lee Burbank Highway in the City of Revere, Massachusetts, located on the inbound side of Lee Burbank Highway and associated with tax parcel #33 (identified in yellow on the attached Tax Bill Plan), title to which is held by Global South Terminal, LLC; provided, however, that each of (i) the oil-water separator piping and pumping apparatus, and (ii) the product pipeline running from the bullpen, situated on said parcel is not excluded from the facilities comprising the Terminal.

        2.     The parcels located at and known as 186 Lee Burbank Highway in the City of Revere, Massachusetts, located on the inbound side of Lee Burbank Highway and associated with tax parcels #3 and 4 (identified in green on the attached Tax Bill Plan), title to which is held by Global Revco Terminal, LLC, and currently leased to Ocean Air.

        3.     The parcel located at and known as 51 Lee Burbank Highway in the City of Revere, Massachusetts, located on the outbound side of Lee Burbank Highway and associated with tax parcel #28 (identified in purple on the attached Tax Bill Plan), title to which is held by Global Petroleum Corp., and currently leased to Nick's Auto.

        4.     The parcel located at and known as 201 Lee Burbank Highway in the City of Revere, Massachusetts, located on the outbound side of Lee Burbank Highway and associated with tax parcels #5, 6 and 7 (identified in green on the attached Tax Bill Plan), title to which is held by Global Revco Terminal, LLC.

EXHIBIT "B"
Tank Capacity Breakdown

Tank #	Product	Shell Capacity
1	87 RFG	80,000
2	Kero	43,000
3	87 RFG	80,000
4	94 RFG-Ultra	80,000
5	#2	80,000
6	87 RFG	80,000
7	93 RFG	80,000
11	#2	78,800
12	#2	78,700
13	#2	52,500
15	Kero	54,300
17	Blendstock	131,600
18	LSD	131,600
19	LSD	16,800
20	Blendstock	150,500
21	Blendstock	55,700
22	Blendstock	55,700
23	Blendstock	79,800
24	Kero	32,900
25	LSD	151,000
26	Kero	700
26N	#2	200,600
31	LSD	52,174
32	Blendstock	50,689
33	87 RFG	50,340
34	Blendstock	54,352
38	Blendstock	10,020
39	Blendstock	74,965

	TOTAL:	2,086,740

EXHIBIT "C"
Dispute Resolution

        1.     Covered Dispute. Any and all Arbitrable Dispute(s) shall be resolved in accordance with the terms contained in this Exhibit.

        2.     Settlement Discussions. If a dispute, claim or controversy arises between the Parties to this Agreement that is an Arbitrable Dispute, a Party may provide the other Party with written notice requesting prompt resolution of the Arbitrable Dispute ("Settlement Notice"). For the purpose of the provisions of this Exhibit, the Party issuing the Settlement Notice (or the Arbitration Notice under Section 3 below) shall be referred to herein as the "Claimant," and the Party receiving the Settlement Notice (or the Arbitration Notice) shall be referred to herein as the "Respondent." Within ten days after the Claimant delivers the Settlement Notice, the Parties (by and through a business representative having express authority to resolve the Arbitrable Dispute and, if desirable, an attorney) shall meet and attempt in good faith to resolve the Arbitrable Dispute. If the Parties are unable to resolve the Arbitrable Dispute within fifteen days after the Claimant delivers the Settlement Notice, the Parties shall be deemed (unless otherwise agreed by the Parties) to be at an impasse. Any and all discussions that occur in accordance with this Exhibit shall be treated by the Parties as confidential in nature, and shall, for the purpose of the Federal Rules of Evidence (Rule 408) and any state counterpart, be deemed to be an offer of compromise.

        3.     Dispute Resolution. Unless the Parties mutually agree otherwise, if the Parties are unable for any reason to resolve the Arbitrable Dispute in accordance with Section 2 and are deemed to have reached an impasse, the Claimant may, within fifteen days after the date the Parties are deemed to have reached an impasse, serve a notice on the Respondent requesting the Arbitrable Dispute be submitted to binding arbitration in accordance with the provisions set forth below ("Arbitration Notice"), or elect not to pursue such Arbitrable Dispute at such time.

        4.     Arbitration Procedures. Within fifteen days after the Claimant gives the Arbitration Notice, the Claimant shall submit the Arbitrable Dispute to arbitration in accordance with the terms of this Exhibit and the then current Center for Public Resources Institute's ("CPR") Rules for Non-Administered Arbitration of Business Disputes ("CPR Rules"). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq. ("Federal Arbitration Act"). Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. If there is a conflict between the provisions of this Exhibit and the CPR Rules and/or the Federal Arbitration Act, the provisions of this Exhibit shall control the rights and obligations of the Parties.

        5.     Appointment of Arbitrator. Unless otherwise agreed by the Parties, one neutral arbitrator will decide the Arbitrable Dispute. The Parties shall select the single arbitrator by use of the following procedures:

          (a)   Within ten days after the Arbitrable Dispute is submitted to arbitration, the Claimant shall submit to the Respondent a written list of five neutral arbitrators, which list shall contain for each proposed arbitrator such arbitrator's address, educational background, employment history, qualifications, areas of expertise, competence regarding the dispute matter, arbitration experience and prior relationship to any Party including acting as arbitrator or judge in a matter involving a Party. Within ten business days after receipt of the list of arbitrators, the Respondent shall select one arbitrator from the list, provided, that the Respondent shall not be required to select an arbitrator from the list if the Respondent, in its sole opinion, determines that none of the arbitrators submitted for consideration is acceptable. If the Respondent determines that none of the arbitrators submitted for consideration is acceptable, it shall notify the Claimant of such determination in writing within the ten business day selection period, and shall provide the Claimant with a list of five additional neutral arbitrators (containing the same information referenced above). Within ten business days after receipt of Respondent's list of arbitrators, the

  Claimant shall select one arbitrator from the list, provided, that the Claimant shall not be required to select an arbitrator from the list if the Claimant, in its sole opinion, determines that none of the arbitrators submitted for consideration is acceptable.

          (b)   If within such ten business days the Claimant does not select one of the proposed arbitrators submitted for consideration by the Respondent, either Party may request CPR to provide a list of five qualified neutral arbitrators within ten days after such request and, within fifteen days after receipt of the CPR list, Claimant and Respondent shall each strike two names from the list and the person whose name remains unstricken shall be the arbitrator (if more than one name remains unstricken, the first name on the list, by alphabetical order, shall be the arbitrator).

          (c)   The compensation and expenses of the arbitrator shall be borne and paid equally by the Claimant and Respondent.

          (d)   The arbitrator may employ any technical or other expert that he determines is necessary to resolve the dispute.

          (e)   No arbitrator submitted for consideration and/or selected shall be a present or former employee, contractor, attorney or agent of any Party or their respective Affiliates.

        6.     Representation. Claimant and Respondent may be represented in the arbitration by legal counsel or other technical or professional persons.

        7.     Pre-hearing Procedures.

          (a)   Unless the Parties agree otherwise, a preliminary conference with the arbitrator will be held within thirty days after selection of the arbitrator, to assist the arbitrator in establishing procedures, setting the hearing date (which shall be the earliest date which is reasonable under the circumstances) and for other purposes necessary for the efficient and expedient disposition of the proceedings.

          (b)   The Parties intend that there be a good faith exchange of relevant information (written and documentary), without duplicating the costly, time-consuming and burdensome procedures available in civil litigation. The Parties will promptly (if and as designated by the arbitrator) designate and exchange the names and addressed of all witnesses who may be called at the arbitration hearing; a brief statement of the expected testimony of each witness; and lists and copies of exhibits that may be presented at the hearing. A witness may be designated as a fact witness, an expert witness, or both.

          (c)   Each Party may submit to the other Party one set of requests for production of relevant documents, one set of interrogatories containing not more than fifteen questions (including subparts) soliciting relevant information, and one set of requests for admission containing not more than ten requests (which shall be deemed admitted if not denied). The arbitrator shall set the time period in which the Parties must respond to the requests for production, interrogatories and requests for admission. Each Party may depose up to three individuals. The time limit for each deposition will be eight hours. The arbitrator may allow additional time if he deems it appropriate. Each deposition will be held at a location convenient for the deponent. The arbitrator may subpoena persons designated as witnesses, representatives of the Parties, and persons with information relevant to the dispute to appear for oral deposition.

          (d)   The arbitrator will establish a procedure to resolve discovery disputes and rule on dispositive motions promptly and efficiently. The procedure may include presenting motions by letter, as opposed to formal pleadings, and resolution by telephone conferences.

          (e)   The arbitrator may impose sanctions that he deems appropriate (including, but not limited to, awarding costs and attorneys' fees) for a Party's failure to identify witnesses and the substance of their testimonies, to provide copies of exhibits, or to respond timely and in good faith to discover requests.

          (f)    At least twenty days before the hearing, the Parties will attempt to jointly prepare and file with the arbitrator an agreed pre-hearing statement setting out the disputed issues to be decided by the arbitration, a statement of agreed facts, the identity of witnesses, a list of exhibits that will be used, and copies of the documents concerning the disputed issues that the Parties agree should be provided to the arbitrator. If not provided on a joint basis each Party shall submit its own pre-hearing statement.

          (g)   If requested by the arbitrator, each Party will submit a pre-hearing brief. The Claimant's brief will be due twenty days before the arbitration hearing, and the Respondent's brief will be due ten days before the hearing.

        8.     Hearing.

          (a)   The arbitration hearing will be held in Miami, Florida, at a location designated by the arbitrator.

          (b)   The maximum length of the hearing shall not be more than five consecutive business days. Each Party will have one-half of the scheduled hearing time for its case including direct, redirect, and rebuttal testimony, cross-examination of the opposing Parties' witnesses, and opening and closing statements. The arbitrator will preside at the hearing. The hearing will be conducted as if it were an informal court trial. The arbitrator may subpoena persons designated as witnesses, representatives of the Parties, and persons with information relevant to the dispute to appear at the arbitration hearing. Time related to the arbitrator's actions under the preceding sentence shall not be charged against the time limitations of either Party.

          (c)   The arbitrator will be guided by common sense and justice in allowing evidence to be presented. No federal or state rule relating to the order of proof, the conduct of the hearing, or the presentation and admissibility of evidence will be applicable in the arbitration hearing, except that the arbitrator shall recognize and apply the attorney-client privilege and the work-product doctrine during pre-hearing discovery and at the hearing.

          (d)   The arbitrator will declare the hearing closed after the Parties have presented their evidence and made their closing arguments. The time limit within which the arbitrator is required to make his decision will begin on the date the hearing closes. Unless expressly requested by the arbitrator, no briefs or other documents may be submitted by any Party after the arbitration hearing concludes.

          (e)   The arbitrator's expenses associated with conducting the hearing shall be borne and paid equally by Claimant and Respondent, and other expenses shall be handled in accordance with Section 12.

        9.     Award and Enforcement.

          (a)   Unless the Parties agree otherwise, the arbitrator will decide each Arbitrable Dispute within thirty days after the date the hearing closes, based on applicable law, the testimony, documents and other materials the Parties submit before and during the arbitration hearing. The decision of the arbitrator and reasons for the award shall be within the bounds set by the contentions of the Parties. The decision of the arbitrator shall be a reasoned award in writing.

          (b)   The arbitrator may award such damages and other relief as he determines to be appropriate, provided, that any applicable waivers of exemplary, punitive, special or consequential damages that are contained in an applicable agreement of the Parties shall be respected by the arbitrator.

          (c)   Judgment may be entered on the award, and the award may be judicially enforced. The award is final and binding, and no appeal from the award may be taken on the grounds of error in the application of the law or the findings of fact. The decision of the arbitrator shall be final and binding on the Parties and nonappealable, except as provided above.

          (d)   The arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief in order to prevent irreparable harm. Before an arbitrator is appointed, a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided, however, the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously initiate dispute resolution procedures in accordance with this Exhibit. Such court ordered relief shall not continue more than thirty days after arbitrator is appointed.

        10.   Extension of Time. The arbitrator may modify any time period or any pre-hearing procedure provided in these arbitration provisions for good cause.

        11.   Law. The substantive law (including time bars) applicable to all Arbitrable Disputes shall be the law of the State of Delaware, without regard to the choice of law rules of Delaware or any other jurisdiction.

        12.   Costs and Expenses. Absent an arbitrator's award to the contrary, each Party shall bear its own costs, expenses and attorneys' fees; provided, however, if court proceedings to stay litigation or compel arbitration are necessary, the unsuccessful Party in such proceedings shall pay all reasonable expenses and attorneys' fees incurred in connection with such proceedings.

        13.   Statutes of Limitations. All statutes of limitations and defenses based upon passage of time applicable to any Arbitrable Dispute (including any counterclaim or set-off) shall be tolled beginning on the date the Arbitration Notice is given and while the arbitration is pending.

EXHIBIT "D"
Insurance Policies, Coverages and Premiums(1)

Coverages	Premiums
($)
Worker's Comp	69,300
Auto	7,659
General Liability	18,000
Property	89,208
Fiduciary	7,705
Cargo (Stock)	N/A
Ocean Cargo	N/A
Charterer's	N/A
Wharfinger's	55,000
CCC Liability	45,000
Bumbershoot	101,005
Tank Poll. Liability	220,005
Boiler & Machinery	10,480
Crime	16,400

TOTAL (Baseline):	639,462

(1)
For coverages effective as of August 31, 2001

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  Exhibit 10.7